Exhibit 99.1

Dillard’s, Inc. Reports Fourth Quarter and Fiscal Year Results

LITTLE ROCK, Ark. (GLOBE NEWSWIRE) - February 25, 2025 - Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 52 weeks ended February 1, 2025 (fiscal 2024). The Company follows the 4-5-4 retail reporting calendar, which included a 53rd week in the 2023 fiscal year. Comparisons are made based on the 13 and 52 weeks ended February 1, 2025 and February 3, 2024 where appropriate and noted. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard’s Chief Executive Officer William T. Dillard, II stated, “With sales down 1%, we worked on controlling expenses but lost some steam in gross margin.”

Highlights of the Fourth Quarter (compared to the prior year fourth quarter):

•Total retail sales decreased 1% for the 13-week to 13-week period
•Comparable store sales decreased 1% for the 13-week to 13-week period
•	Net income of $214.4 million compared to $250.5 million
•	Earnings per share of $13.48 compared to $15.44
•	Retail gross margin of 36.1% of sales compared to 37.7% of sales
•	Operating expenses for 13 weeks were $452.0 million (22.4% of 13-week sales) compared to $476.7 million for 14 weeks (22.4% of 14-week sales)
•	Ending inventory increased 7%

Fourth Quarter Results

Dillard’s reported net income for the 13 weeks ended February 1, 2025 of $214.4 million, or $13.48 per share, compared to $250.5 million, or $15.44 per share, for the 14 weeks ended February 3, 2024. Included in net income for the 13 weeks ended February 1, 2025 are federal and state income tax benefits of $30.8 million ($1.94 per share) due to a deduction related to that portion of the special dividend of $25.00 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the quarter.

Included in net income for the 14 weeks ended February 3, 2024 are the following tax-related benefits:

●	federal and state income tax benefits of $26.1 million ($1.61 per share) due to a deduction related to that portion of the special dividend of $20.00 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the quarter
●	a net $7.3 million ($0.45 per share) income tax benefit due to the release of valuation allowances primarily related to state net operating loss carryforwards

Sales – Fourth Quarter

Net sales for the 13 weeks ended February 1, 2025 and 14 weeks ended February 3, 2024 were $2.017 billion and $2.124 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total retail sales (which excludes CDI) for the 13 weeks ended February 1, 2025 and 14 weeks ended February 3, 2024 were $1.943 billion and $2.057 billion, respectively. Total retail sales decreased 1% for the 13-week period ended February 1, 2025 compared to the 13-week period ended February 3, 2024. Sales in comparable stores for that same period decreased 1%. Stronger performing categories were home and furniture and cosmetics. Weaker performing categories were men’s apparel and accessories and shoes.

Gross Margin – Fourth Quarter

Consolidated gross margin for the 13 weeks ended February 1, 2025 was 34.9% of sales compared to 36.6% of sales for the 14 weeks ended February 3, 2024.

Retail gross margin for the 13 weeks ended February 1, 2025 was 36.1% of sales compared to 37.7% of sales for the 14 weeks ended February 3, 2024. Compared to the prior year fourth quarter, retail gross margin was flat in juniors’ and children’s apparel and ladies’ accessories and lingerie. Gross margin decreased slightly in shoes, cosmetics and men’s apparel and accessories. Gross margin decreased significantly in home and furniture and ladies’ apparel.

Inventory increased 7% at February 1, 2025 compared to February 3, 2024.

Selling, General & Administrative Expenses – Fourth Quarter

Consolidated selling, general and administrative expenses (“operating expenses”) for the 13 weeks ended February 1, 2025 were $452.0 (22.4% of sales) and $476.7 million (22.4% of sales) for the 14 weeks ended February 3, 2024. The decrease in operating expenses of approximately $24.7 million is primarily due to the 53rd week of operations in the fourth quarter of fiscal 2023. The Company continued to work on controlling expenses during the quarter, and these efforts will continue.

Highlights of the Fiscal Year (compared to the prior fiscal year):

•	Total retail sales decreased 2% for the 52-week to 52-week period
•	Comparable store sales decreased 3% for the 52-week to 52-week period
•	Net income of $593.5 million compared to $738.8 million
•	Earnings per share of $36.82 compared to $44.73
•	Retail gross margin of 41.0% of sales compared to 41.8% of sales
•	Operating expenses were $1,731.2 million for 52 weeks (26.7% of 52-week sales) compared to $1,717.4 million for 53 weeks (25.4% of 53-week sales)

Fiscal Year Results

Dillard’s reported net income for the 52 weeks ended February 1, 2025 of $593.5 million, or $36.82 per share, compared to $738.8 million, or $44.73 per share, for the 53 weeks ended February 3,

2024. Included in net income for the 52 weeks ended February 1, 2025 are federal and state income tax benefits of $30.8 million ($1.91 per share) due to a deduction related to that portion of the special dividend of $25.00 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the year.

Included in net income for the 53 weeks ended February 3, 2024 is a pretax gain of $6.1 million ($4.7 million after tax or $0.28 per share) primarily related to the sale of two store properties. Also Included in net income for the 53 weeks ended February 3, 2024 are the following tax-related benefits:

●	federal and state income tax benefits of $26.1 million ($1.58 per share) due to a deduction related to that portion of the special dividend of $20.00 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the year
●	a net $9.8 million ($0.59 per share) income tax benefit due to the release of valuation allowances primarily related to state net operating loss carryforwards

Sales – Fiscal Year

Net sales for the 52 weeks ended February 1, 2025 and 53 weeks ended February 3, 2024 were $6.483 billion and $6.752 billion, respectively.

Total retail sales for the 52 weeks ended February 1, 2025 and 53 weeks ended February 3, 2024 were $6.219 billion and $6.480 billion, respectively. Total retail sales decreased 2% for the 52-week period ended February 1, 2025 compared to the 52-week period ended February 3, 2024. Sales in comparable stores for that same period decreased 3%.

Gross Margin – Fiscal Year

Consolidated gross margin for the 52 weeks ended February 1, 2025 was 39.5% of sales compared to 40.3% of sales for the 53 weeks ended February 3, 2024.

Retail gross margin (which excludes CDI) for the 52 weeks ended February 1, 2025 was 41.0% of sales compared to 41.8% of sales for the 53 weeks ended February 3, 2024.

Selling, General & Administrative Expenses – Fiscal Year

Operating expenses for the 52 weeks ended February 1, 2025 were $1,731.2 million (26.7% of sales) compared to $1,717.4 million (25.4% of sales) for the 53 weeks ended February 3, 2024. The increase in operating expenses is primarily due to increased payroll and payroll-related expenses, largely occurring in the first half of the year.

Share Repurchase

During the 13 weeks ended February 1, 2025 the Company purchased $14.0 million (approximately 36,000 shares) of Class A Common Stock at an average price of $391.04 per share. As of February 1, 2025, authorization of $273.0 million remained under the May 2023 program.

Total shares outstanding (Class A and Class B Common Stock) at February 1, 2025 and February 3, 2024 were 15.9 million and 16.2 million, respectively.

Other Information

The Company operates 272 Dillard’s stores, including 28 clearance centers, spanning 30 states (totaling 46.3 million square feet) and an Internet store at dillards.com.

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In Millions, Except Per Share Data)

	13 Weeks Ended		14 Weeks Ended		52 Weeks Ended		53 Weeks Ended
	February 1, 2025		February 3, 2024		February 1, 2025		February 3, 2024
		% of		% of		% of		% of
		Net		Net		Net		Net
	Amount	Sales	Amount	Sales	Amount	Sales	Amount	Sales
Net sales	$2,016.6	100.0%	$2,124.4	100.0%	$6,482.6	100.0%	$6,752.1	100.0%
Service charges and other income	35.0	1.7	34.5	1.6	107.6	1.7	122.3	1.8
	2,051.6	101.7	2,158.9	101.6	6,590.2	101.7	6,874.4	101.8

Cost of sales	1,312.1	65.1	1,346.5	63.4	3,919.5	60.5	4,031.1	59.7
Selling, general and administrative expenses	452.0	22.4	476.7	22.4	1,731.2	26.7	1,717.4	25.4
Depreciation and amortization	41.3	2.0	44.3	2.1	177.9	2.7	179.6	2.7
Rentals	6.5	0.3	7.3	0.3	21.4	0.3	21.6	0.3
Interest and debt (income) expense, net	(1.8)	(0.1)	(3.1)	(0.1)	(13.7)	(0.2)	(4.6)	(0.1)
Other expense	6.2	0.3	4.7	0.2	24.7	0.4	18.8	0.3
Gain on disposal of assets	—	0.0	—	0.0	0.5	0.0	6.1	0.1
Income before income taxes	235.3	11.7	282.5	13.3	729.7	11.3	916.6	13.6
Income taxes	20.9		32.0		136.2		177.8
Net income	$214.4	10.6%	$250.5	11.8%	$593.5	9.2%	$738.8	10.9%

Basic and diluted earnings per share	$13.48		$15.44		$36.82		$44.73
Basic and diluted weighted average shares outstanding	15.9		16.2		16.1		16.5

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In Millions)

	February 1,	February 3,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$717.9	$808.3
Accounts receivable	55.7	60.6
Short-term investments	325.7	148.0
Merchandise inventories	1,172.0	1,094.0
Other current assets	96.8	97.3
Total current assets	2,368.1	2,208.2

Property and equipment, net	1,002.2	1,074.3
Operating lease assets	33.6	42.7
Deferred income taxes	69.1	63.9
Other assets	58.1	59.8

Total assets	$3,531.1	$3,448.9

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable and accrued expenses	$795.0	$782.5
Current portion of operating lease liabilities	11.4	11.3
Federal and state income taxes	28.5	34.0
Total current liabilities	834.9	827.8

Long-term debt	321.6	321.4
Operating lease liabilities	22.3	31.7
Other liabilities	356.1	370.9
Subordinated debentures	200.0	200.0
Stockholders’ equity	1,796.2	1,697.1

Total liabilities and stockholders’ equity	$3,531.1	$3,448.9

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Millions)

	52 Weeks Ended	53 Weeks Ended
	February 1,	February 3,
	2025	2024
Operating activities:
Net income	$593.5	$738.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred costs	179.5	181.2
Deferred income taxes	(9.0)	(17.7)
Gain on disposal of assets	(0.5)	(6.1)
Accrued interest on short-term investments	(11.8)	(5.7)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	4.8	(3.6)
(Increase) decrease in merchandise inventories	(78.0)	26.2
Decrease (increase) in other current assets	2.3	(7.8)
Increase in other assets	(0.8)	(4.6)
Increase (decrease) in trade accounts payable and accrued expenses and other liabilities	36.5	(22.5)
(Decrease) increase in income taxes	(2.4)	5.4
Net cash provided by operating activities	714.1	883.6

Investing activities:
Purchase of property and equipment and capitalized software	(104.6)	(132.9)
Proceeds from disposal of assets	0.7	6.3
Proceeds from insurance	—	4.5
Purchase of short-term investments	(696.7)	(295.4)
Proceeds from maturities of short-term investments	530.9	301.9
Net cash used in investing activities	(269.7)	(115.6)

Financing activities:
Cash dividends paid	(413.8)	(338.6)
Purchase of treasury stock	(121.0)	(281.4)
Net cash used in financing activities	(534.8)	(620.0)

(Decrease) increase in cash and cash equivalents and restricted cash	(90.4)	148.0
Cash and cash equivalents and restricted cash, beginning of period	808.3	660.3
Cash and cash equivalents, end of period	$717.9	$808.3

Non-cash transactions:
Accrued capital expenditures	$6.8	$6.2
Accrued purchase of treasury stock and excise taxes	1.2	2.8
Stock awards	4.2	4.5
Lease assets obtained in exchange for new operating lease liabilities	2.9	20.5

Estimates for 2025

The Company is providing the following estimates for certain financial statement items for the 52-week period ending January 31, 2026 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2025	2024
	Estimated	Actual
Depreciation and amortization	$180	$178
Rentals	20	21
Interest and debt (income) expense, net	(8)	(14)
Capital expenditures	120	105

Forward-Looking Information

This report contains certain forward-looking statements. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) statements including words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof; (b) statements regarding matters that are not historical facts; and (c) statements about the Company’s future occurrences, plans and objectives, including statements regarding management’s expectations and forecasts for the 52-week period ended January 31, 2026 and beyond, statements concerning the opening of new stores or the closing of existing stores, statements concerning capital expenditures and sources of liquidity and statements concerning estimated taxes. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions including inflation, higher interest rates, a potential U.S. Federal government shutdown, economic recession and changes in traffic at malls and shopping centers; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of and interest rates on consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in the Company’s ability to meet labor needs amid nationwide labor shortages and an intense competition for talent; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; high levels of unemployment; changes in tax legislation (including the Inflation Reduction Act of 2022); changes in legislation and governmental regulations affecting trade restrictions, including tariffs, and such matters as the cost of employee benefits or credit card income, such as the Consumer Financial Protection Bureau’s recent amendment to Regulation Z to limit the dollar amounts credit card companies can charge for late fees; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in SOFR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or public health issues and their effects on public health, our supply chain, the health and well-being of our employees and customers and the retail industry in general; potential disruption of international trade and supply chain efficiencies; global conflicts (including the ongoing conflicts in the Middle East and Ukraine) and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature, and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, particularly those set forth under the caption “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024.

CONTACT:
Dillard’s, Inc.
Julie J. Guymon
501-376-5965
julie.guymon@dillards.com